PTC TO ACQUIRE SERVIGISTICS

Will Enhance PTC’s Ability to Help Manufacturers Gain Competitive Edge from Their Service Strategies

NEEDHAM, Mass., August 8, 2012 – PTC (Nasdaq: PMTC) today announced it has signed a definitive agreement to acquire Servigistics, Inc., developer of an innovative suite of service lifecycle management (SLM) software solutions, for approximately $220 million in cash.  Pending regulatory approval and satisfaction of other customary conditions, the transaction is expected to be completed in September 2012.

The acquisition will greatly enhance PTC’s existing portfolio of SLM solutions which, today, includes robust capabilities in the areas of warranty and contract management, service parts definition, and technical information – including mobile delivery.  Servigistics is recognized as a technology leader in complementary areas such as service parts planning, management and pricing, field service management, returns and repair management, and service knowledge management.  In combination, the solutions will dramatically accelerate PTC’s ability to help discrete manufacturers transform their service strategies and operations into a true source of sustainable competitive edge – what PTC describes as “service advantage.”

“Over the past few years, Servigistics has earned a reputation for innovation in helping companies maximize their global service businesses through increased profitability, cash flow, and customer loyalty,” said PTC president and CEO Jim Heppelmann.  “Their customers are at the leading edge of a global trend to take service from a cost center to a profit center, and SLM technology has been a critical driver.  This acquisition should make clear just how serious PTC is about helping its customers achieve lasting service advantage.”

For leading manufacturers, getting their service strategy right presents a multi-billion dollar, high-margin revenue opportunity to differentiate themselves in the market from their traditional product-oriented competitors.  As an enabling technology, SLM helps manufacturers and their service network partners optimize the customer experience by ensuring service is systemically planned, delivered, and analyzed to continually improve performance and maximize customer value.  Yet, few manufacturers have either a coordinated strategy or the integrated technology suite needed to capture this new market opportunity – with many manufacturers realizing as little as 25% of the total service value in their products’ service lifecycle.

PTC has long been known for its world-class technology solutions that optimize the way companies create products.  With this acquisition PTC will significantly expand how it helps companies service those same products.  In fact, starting with the acquisition of Arbortext in 2005, PTC has been developing solutions that enable manufacturers to plan and analyze service based on how their products are designed and built.  This service-focused strategy has driven PTC to deliver specialized solutions that are the result of innovative technology development combined with capabilities gained through the acquisition of companies such as ITEDO, LBS and 4CS.  By adding Servigistics to this portfolio, PTC will be able to deliver a complete system for service – providing market-leading capabilities across all key components of the service lifecycle.

With Servigistics, PTC’s SLM solutions will provide global manufacturers with a real-time, single view into the extended service environment to identify and respond to areas for improvement, opportunities for new business, and risks to avoid.  Only with a connected service network – supporting the owner/operator, distributor, dealer, service partner, field service force, repair depots, and warranty desk – can the OEM plan, deliver and analyze all necessary resources to ensure that service performance and overall value is meeting or exceeding their customers’ expectations.  In addition, this acquisition further enhances PTC’s ability to help customers gain competitive advantage throughout the entire product lifecycle – from conception and design to sourcing and service.

“At Servigistics, we share PTC’s vision for helping to transform the way companies execute their service strategies,” said Eric Hinkle, Servigistics president and CEO.  “We anticipate that our clients will reap great benefits from the synergies of this shared vision and are pleased to help PTC secure a strong technology and thought leadership position in SLM.”

Over the past 12 months, privately-held Servigistics generated approximately $80 million in revenue.  In connection with this acquisition, PTC is increasing its previous preliminary FY’13 non-GAAP EPS target of $1.70 to $1.80 by a range of $0.02 to $0.05.  PTC expects to draw on its credit facility to finance this transaction.

RBC Capital Markets Corporation is acting as financial advisor to PTC.  Blackstone Advisory Partners L.P. is acting as financial advisor to Servigistics and its owner Marlin Equity Partners.

PTC to Hold Investor Call at 8:30 a.m. ET TODAY- August 8, 2012

PTC management will host a conference call to discuss this acquisition.

What:	PTC to acquire Servigistics Conference Call

When:	Wednesday, August 8, 2012 at 8:30 a.m. (ET)

Dial-in:	USA: 1-800-857-5592 or 1-773-799-3757
Call Leader: James Heppelmann
Passcode: PTC

Webcast:	www.ptc.com/for/investors.htm

Replay: The audio replay of this event will be archived for public replay until 4:00 pm (CT) on August 18, 2012 at 1-800-964-1213. To access the replay via webcast, please visit www.ptc.com/for/investors.htm

Additional Resources

•	Acquisition Resource Center
•	PTC’s Service Lifecycle Management Resource Center
•	Gartner Report: The Service Lifecycle Maturity Model
•	Service Information for Today’s Global Marketplace
•	Enhancing Service Information to Improve Product Performance

About PTC
PTC (Nasdaq: PMTC) enables manufacturers to achieve sustained product and service advantage. The company’s technology solutions transform the way products are created and serviced across the entire product lifecycle – from conception and design to sourcing and service. Founded in 1985, PTC employs over 6,000 professionals serving more than 27,000 businesses in rapidly-evolving, globally distributed manufacturing industries worldwide. Get more information at www.ptc.com.

About Servigistics
Servigistics is the world's leading enterprise software solution provider for Service Lifecycle Management (SLM). The company's award-winning SLM solutions suite enables market-leading companies across diverse industries to successfully execute a service-led growth strategy that delivers value across the entire global service supply chain. Servigistics' Oracle Fusion and SAP Netweaver-certified solutions address all the key post-sale service areas including service parts planning and pricing, field service management, service logistics, warranty management, service knowledge and content management. Servigistics is a privately-held company headquartered in Atlanta, with regional headquarters in the UK, Japan, and India, and sales and service professionals around the world.

About Marlin Equity Partners
Marlin Equity Partners is a Los Angeles, California-based private investment firm with over $1 billion of capital under management.  The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs.  Marlin invests in businesses across multiple industries where its capital base, industry relationships and extensive network of operational resources significantly strengthens a company's outlook and enhances value.  Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 55 acquisitions.  For more information, please visit www.marlinequity.com.

Forward Looking Statements and Risks
Statements in this press release about the expected timing and completion of the acquisition, integration of the solutions (including any features or functionality) and the effect of the acquisition on PTC’s fiscal 2013 financial results are forward-looking statements and actual results may differ materially as a result of delays in the regulatory approval process, delays in and/or failure of satisfaction of closing conditions, changes or delays in the integration of the solutions, or actual revenues and expenses being higher or lower than PTC expects.

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Media Contact:	Investor Contact:
PTC	PTC
Eric Snow	Tim Fox
(617) 913-9719	(781) 370-5961
esnow@ptc.com	tifox@ptc.com